FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT effective as of July 1, 2012, to the Custody Agreement, dated as of August 15, 2005, as amended August 12, 2008, August 31, 2010 and March 1, 2012 (the "Custody Agreement"), is entered into by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the "Advisor"), Baird Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, parties desire to amend the fees of the Agreement and the length of the Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit D of the Custody Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Article XIII, Sections 13.1 Effective Period and 13.2. Termination are hereby superseded and replaced with the following:

13.1 Effective Period.  This Agreement shall become effective as of July 1, 2012 and will continue in effect for a period of three (3) years.

13.2 Termination. Subsequent to the three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time upon giving 90 days prior written notice to Custodian, or by any party upon the breach of the other party of any material term of this Agreement (including, without limitation, the standard of care set forth in Section 9.1 hereof), if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Company may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BAIRD FUNDS, INC.                                                                U.S. BANK, N.A.

By: ______________________________                         By: ________________________________
Name: Mary Ellen Stanek                                                         Name: Michael R. McVoy
Title: President                                                                          Title: Senior Vice President

ROBERT W. BAIRD & CO. INCORPORATED

By: ________________________________
Name: Charles M. Weber
Title:  Managing Director